UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 3, 2012

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2012, Tandy Leather Factory, Inc. (the “Company”) entered into a change of control agreement with each of Jon Thompson, the Company’s Chief Executive Officer, Mark Angus, the Company’s Senior Vice President, and Shannon Greene, the Company’s Chief Financial Officer and Treasurer (each an “Executive”).  The change of control agreements are effective until 24 months following a change of control of the Company (as defined in the change of control agreement).  Under the terms of the change of control agreements, if the applicable Executive’s employment with the Company is terminated during the term of the agreement following or during a specified period prior to (and in contemplation of) a change of control, then the Executive will be entitled to severance benefits described in the change of control agreement.  The Executive will not be entitled to the severance benefits, however, if the Executive’s employment is terminated (a) because of the Executive’s death, (b) by the Company for cause or as a result of the Executive’s disability, or (c) by the Executive without good reason, in each case as specified in the change of control agreement.  If an Executive becomes entitled to severance benefits under the applicable change of control agreement, then the Executive will receive a lump sum cash payment equal to three times the Executive’s then current annual salary and a continuation of the Executive’s then current life, dental, vision, health and long-term disability coverage for three year period, or until the Executive becomes covered by a subsequent employer.  The change of control agreements also contain a “best net” tax provision, which provides that if the severance payments trigger federal excise taxes, then such severance payments will be reduced if doing so provides the Executive with a greater after-tax benefit.

The foregoing summary of the change of control agreements is qualified in its entirety by reference to the complete terms and conditions of the agreements, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Change of Control Agreement between the Company and each of Jon Thompson, Mark Angus and Shannon Greene, each effective as of December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: December 6, 2012	BY: /s/ Jon Thompson
Chief Executive Officer and President